Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

LIFELOC TECHNOLOGIES, INC.

Lifeloc Technologies, Inc. (the “Corporation”), a corporation organized and existing under the Colorado Business Corporation Act (the “Act”), does hereby adopt these Amended and Restated Articles of Incorporation, which amend and restate in their entirety the original Articles of Incorporation adopted on December 29, 1983, as amended from time to time. These Amended and Restated Articles of Incorporation were duly adopted in accordance with the Act.

Article I Name

The name of the Corporation is Lifeloc Technologies, Inc.

Article II Registered Office and Registered Agent

The registered office and registered agent of the Corporation shall be as designated from time to time in the manner provided by the Act.

Article III Duration

The Corporation shall have perpetual existence.

Article IV Purposes and Objectives

Section 1. General Business.

The purpose and objectives for which the Corporation is organized are to engage in any lawful business permissible for corporations under the laws of the State of Colorado, as set forth under the Act.

Section 2. Specific Authority.

Without limiting the generality of Section 1, the Corporation is specifically authorized to engage in brokerage business and investment consultation services permissible for corporations under the laws of the State of Colorado.

Article V Powers

The powers of the Corporation shall be those powers granted by the Act, and those powers which may subsequently be granted by amendment to the Act. In addition, the Corporation shall have the following specific powers:

Section 1. Officers.

The Corporation shall have the power to elect or appoint officers and agents of the Corporation and to fix their compensation.

Section 2. Capacity.

The Corporation shall have the power to act as an agent for any individual, association, partnership, corporation or other legal entity.

Section 3. Acquisitions.

The Corporation shall have the power to receive, acquire, hold, exercise rights arising out of the ownership or possession thereof, sell, or otherwise dispose of, shares or other interests in, or obligations of, individuals, associations, partnerships, corporations or government.

Section 4. Earned Surplus.

The Corporation shall have the power to receive, acquire, hold, pledge, transfer, or otherwise dispose of shares of the Corporation, but such shares may only be purchased, directly or indirectly, out of earned surplus.

Section 5. Gifts.

The Corporation shall have the power to make gifts or contributions for the public welfare or for charitable, scientific or educational purposes.

Article VI Quorum for Shareholder Meetings

A quorum for purposes of shareholder meetings shall consist of the holders of a majority of the outstanding shares of stock, represented in person or by proxy, or by holders of a lesser proportion of the shares entitled to vote thereon, represented in person or by proxy as the directors shall provide in the Bylaws, but in no case shall a quorum of shareholders consist of holders of less than one-third (1/3) of the shares entitled to vote thereon.

Article VII Capital Stock

Section 1. Authorized Shares.

The total number of shares which the Corporation is authorized to issue is (a) 50,000,000 shares of common stock, no par value, and (b) 10,000,000 shares of series preferred stock, no par value, with terms to be established by the Board of Directors.

Section 2. Voting Rights of Shareholders.

Each holder of the common stock shall be entitled to one vote for each share of stock standing in such holder’s name on the books of the Corporation. Cumulative voting shall not be permitted.

Section 3. Consideration for Shares.

The common stock and preferred stock shall be issued for such consideration as shall be fixed from time to time by the Board of Directors. In the absence of fraud, the judgment of the Directors as to the value of any property or services received in full or partial payment for shares shall be conclusive. When shares are issued upon payment of the consideration fixed by the Board of Directors, such shares shall be taken to be fully paid stock and shall be non-assessable.

Section 4. Transfer Restrictions.

The Corporation shall have the right to impose restrictions upon the transfer of any shares of its stock, or any interest therein, provided that such restrictions as may be so imposed or notice of the substance thereof shall be set forth upon the face or back of the certificates representing such shares.

Section 5. No Preemptive Rights.

No shareholder of the Corporation shall have any preemptive right to acquire any unissued shares of the Corporation, or any securities convertible into or carrying a right to subscribe for or acquire shares of the Corporation, whether now or hereafter authorized.

Article VIII Management

For the management of the business, and for the conduct of the affairs of the Corporation and for the further definition, limitation, and regulation of the powers of the Corporation and its directors and shareholders, it is further provided:

Section 1. Size of Board.

The number of Directors shall be fixed in accordance with the Bylaws. So long as the number of Directors shall be less than three, no shares of the Corporation may be issued and held of record by more shareholders than there are Directors. Any shares issued in violation of this paragraph shall be null and void. This provision shall also constitute a restriction on the transfer of shares and a legend shall be conspicuously placed on each certificate respecting shares preventing transfer of the shares to more shareholders than there are Directors.

Section 2. Powers of Board.

In furtherance and not in limitation of the powers conferred by the State of Colorado, the Board of Directors is expressly authorized and empowered:

A. Bylaws. To make, alter, amend and repeal the Bylaws, subject to the power of the shareholders to alter or repeal the Bylaws made by the Board of Directors.

B. Books and Records. Subject to the applicable provisions of the Bylaws then in effect, to determine, from time to time, whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation or any of them, shall be open to shareholder inspection. No shareholder shall have any right to inspect any of the accounts, books, or documents of the Corporation, except as permitted by law, unless and until authorized to do so by resolution of the Board of Directors or of the shareholders of the Corporation.

C. Power to Borrow. To authorize and issue, without shareholder consent, obligations of the Corporation, secured and unsecured, under such terms and conditions as the Board, in its sole discretion, may determine, and to pledge, or mortgage, as security therefor, any real or personal property of the Corporation, including after-acquired property.

D. Dividends. To determine whether any and, if so, what part, of the earned surplus of the Corporation shall be paid in dividends to the shareholders, and to direct and determine the use and disposition of any such earned surplus.

E. Profits. To fix, from time to time, the amount of the profits of the Corporation to be reserved as working capital or for any other lawful purpose.

F. Fringe Benefits. To establish bonus, profit-sharing, stock option or other types of incentive compensation plans for the employees, including officers and directors of the Corporation, and to fix the amount of profits to be shared or distributed, and to determine the persons to participate in any such plans and the amount of their respective participations.

G. Compensation. To provide for the reasonable compensation of its own members by Bylaws, and to fix the terms and conditions upon which such compensation will be paid.

H. Not in Limitation. In addition to the powers and authority hereinabove, or by statute, expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Colorado, of these Articles of Incorporation, and of the Bylaws of the Corporation.

Section 3. Interested Directors.

No contract or transaction between the Corporation and any of its directors, or between the Corporation and any other corporation, firm, association or other legal entity shall be invalidated by reason of the fact that a director of the Corporation has a direct or indirect interest, pecuniary or otherwise, in such corporation, firm, association or legal entity, or because the interested director was present at the meeting of the Board of Directors which acted upon or in reference to such contract or transaction.

Section 4. Indemnification.

The Corporation shall indemnify any person who is or was a director, officer, employee or agent of the Corporation to the full extent which presently is or may in the future be permitted under Colorado statutes.

Section 5. Limitation of Director Liability.

To the fullest extent permitted by the Colorado Business Corporation Act, as it exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Section 5 shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

Section 6. Limitation of Officer Liability.

To the fullest extent permitted by the Colorado Business Corporation Act, as it exists or may hereafter be amended, an officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as an officer. No amendment to or repeal of this Section 6 shall apply to or have any effect on the liability or alleged liability of any officer for or with respect to any acts or omissions of such officer occurring prior to the effective date of such amendment or repeal.

Article IX Amendment of Articles

The provisions of these Articles of Incorporation may be amended, altered or repealed from time to time in the manner prescribed by the laws of the State of Colorado, with a majority vote of the shareholders. All rights herein conferred on the directors, officers and shareholders are granted and subject to this reservation.

Article X Place of Meeting; Corporate Books

Subject to the laws of the State of Colorado, the shareholders and the directors shall have power to hold their meetings, and the directors shall have power to have an office or offices and to maintain the books of the Corporation outside the State of Colorado, at such place or places as may from time to time be designated in the Bylaws or by appropriate resolution.

Article XI Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the courts of the State of Colorado shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, or agent of the Corporation to the Corporation or its shareholders; (c) any action asserting a claim arising pursuant to any provision of the Colorado Business Corporation Act, these Articles of Incorporation, or the Bylaws of the Corporation; or (d) any action asserting a claim governed by the internal affairs doctrine. For the avoidance of doubt, nothing in this Article XI shall limit the Corporation’s ability to consent to an alternative forum in any particular dispute, and this Article XI shall not apply to any claim for which the federal courts have exclusive jurisdiction. Any person or entity that acquires any interest in shares of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

Article XII Voting Standard

Except as otherwise expressly provided in these Articles of Incorporation, all actions requiring a vote or concurrence of shareholders shall be approved by the affirmative vote of a majority of the shares of the Corporation entitled to vote on the matter, or, if the shares are divided into classes or series entitled to vote separately, by the affirmative vote of a majority of the shares of each such class or series entitled to vote on the matter. Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

Article XIII Foreign Ownership Restriction and Redemption Right

Section 1. Authority.

The Board of Directors is authorized to restrict ownership of shares of the Corporation’s stock by, and to redeem shares held by, persons or entities that the Board reasonably determines to be nationals or entities of countries designated by the U.S. Department of Energy as “countries of risk,” in order to protect the Corporation’s business interests and the interests of its shareholders. The Board may exercise the authority granted by this Article XIII whenever it determines, in its reasonable discretion, that such action is in the best interests of the Corporation.

Section 2. Definitions.

As used in this Article XIII:

(a) “Board” means the Board of Directors of the Corporation.

(b) “Country of Risk” means any country designated by the U.S. Department of Energy as a “country of risk” from time to time, as such designation may be revised.

(c) “Disqualified Holder” means any person or entity that the Board reasonably determines, based on information available to it, to be a national or entity of a Country of Risk, or to be controlled by or acting on behalf of such a national or entity.

(d) “Fair Market Value” means, with respect to any share of common stock, the average of the closing bid prices of the Corporation’s common stock for the thirty (30) consecutive trading days ending on the trading day immediately preceding the date of the Redemption Notice, or, if the Board determines that the closing bid prices do not accurately reflect the fair market value of such shares due to limited trading volume or other market conditions, such other measure of fair market value as the Board, in its reasonable judgment, may adopt.

(e) “Redemption Notice” means a written notice delivered by the Corporation to a Disqualified Holder pursuant to Section 3.

Section 3. Redemption Right.

The Board may, in its sole discretion, redeem all or any portion of the shares of the Corporation’s stock held of record or beneficially by a Disqualified Holder (the “Redemption Right”). To exercise the Redemption Right, the Corporation shall deliver a Redemption Notice to the Disqualified Holder specifying (i) the shares to be redeemed, (ii) the Fair Market Value per share, (iii) the proposed redemption date (which shall be no fewer than thirty (30) days after the date of the Redemption Notice), and (iv) the manner of payment. The Board shall have no obligation to exercise the Redemption Right.

Section 4. Cure Period.

A Disqualified Holder shall have thirty (30) days following delivery of a Redemption Notice to cure the condition giving rise to its status as a Disqualified Holder, including by divesting a sufficient number of shares such that the Board determines, in its reasonable discretion, that the holder no longer qualifies as a Disqualified Holder. If the condition is cured to the Board’s reasonable satisfaction within such thirty (30)-day period, the Corporation may rescind the Redemption Notice by written notice to the holder.

Section 5. Redemption Price.

The redemption price for shares redeemed pursuant to this Article XIII shall be the Fair Market Value per share as of the date of the Redemption Notice. The Corporation may pay the redemption price (i) in cash, (ii) by delivery of an unsecured promissory note of the Corporation bearing interest at the applicable federal rate under Section 1274(d) of the Internal Revenue Code (or such higher rate as the Board may determine) and maturing no later than five (5) years from the redemption date, or (iii) by a combination of cash and such a promissory note, in each case as determined by the Board in its sole discretion and subject to applicable law. Any promissory note issued as all or part of the redemption price shall provide that payment of principal and interest thereon shall be made only if and to the extent that, at the time of each such payment, the Corporation could lawfully make a distribution to its shareholders in such amount.

Section 6. Board Determinations Conclusive.

Any determination made by the Board in good faith pursuant to this Article XIII, including any determination as to whether a person or entity is a Disqualified Holder, the Fair Market Value of the shares, or whether a cure condition has been satisfied, shall be conclusive and binding on all parties absent fraud or manifest error.

Section 7. Legends.

The Corporation may cause certificates or book-entry notations representing shares of its stock to bear a conspicuous legend referencing the restrictions and redemption right described in this Article XIII.

Section 8. Severability.

If any provision of this Article XIII is held to be invalid, illegal or unenforceable under applicable law, such provision shall be severable from the remainder of this Article XIII, and the remaining provisions shall continue in full force and effect.

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IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed by its duly authorized officer as of the date written below.

LIFELOC TECHNOLOGIES, INC.

By: /s/Wayne R. Willkomm, PhD

Name: Wayne R. Willkomm, PhD

Title: Chief Executive Officer and President

Date: June 5, 2026